Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Power Solutions International, Inc. and subsidiaries dated March 30, 2012, appearing in the Annual Report on Form 10-K of Power Solutions International, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois

November 21, 2012